99.1

LightPath Technologies Projects Improvement

For Fiscal 2006 Second Quarter

For Immediate Release

(January 5, 2006) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM(R) glass products, and high-performance fiber-optic collimators and isolators, reported today a projected approximate 9% increase in revenue for its second quarter of fiscal 2006 including sales of approximately $2.95 million compared with $2.70 million in the first quarter of fiscal 2006, and an 11% decrease in reported sales from the $3.31 million in the second quarter of the prior year. In addition, cash used during this second quarter decreased significantly to approximately $0.1 million compared to approximately $0.7 million in the first quarter of fiscal 2006.

As of December 31, 2005, our Disclosure Backlog grew to $3.0 million or 20% growth compared to the $2.5 million reported as of September 30, 2005. The orders strengthened in the period due primarily to increases in military, industrial and communication market orders. In comparison, our Disclosure Backlog at December 31, 2004 was $2.98 million. As reported in our Annual Report on Form 10-K for June 30, 2005, we had a "Disclosure Backlog" (as defined therein) at that date of $2.59 million.

Ken Brizel, President and Chief Executive Officer of LightPath, commented, "We achieved revenue growth for the three months ended December 31, 2005 through larger orders from existing customers and new opportunities in new markets. Although our quarterly run rate is 21% above the fourth quarter of fiscal 2005, revenue still trails the level we achieved in the comparable second quarter of fiscal 2005, due to the larger telecom orders during the first half fiscal 2005. We believe the growth of our backlog today, coupled with increased sales to customers in the industrial and military markets along with a moderate improvement in the communications market, will result in increased revenue for the third quarter of fiscal 2006 compared to the same period in fiscal 2005. With improvements in our production and good inventory management the cash used during this past quarter decreased significantly to approximately $0.1 million compared to approximately $0.7 million in the first quarter of fiscal 2006. The principal use during the quarter was the purchase of test and production equipment for our new product development and production groups. As indicated in our first quarter report, we believe the continuing efforts to expand our customer base and develop new markets will lead to an increase in total year over year revenues."

Webcast Details:

LightPath plans to hold an audio webcast at 3:00 p.m. EST on February 9, 2006 to discuss details regarding the company's performance for the second quarter of fiscal 2006. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products, including precision molded aspheric optics, GRADIUM(R) glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contact: Rob Burrows, CFO

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.